--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest Event Reported) April 3, 2000

                            ------------------------

                            MJD COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

          DELAWARE                       333-56365                     13-3725229
(State or other jurisdiction     (Commission File Number)           (I.R.S. Employer
       of incorporation)                                            Identification No.)

      521 EAST MOREHEAD STREET, SUITE 250, CHARLOTTE, NORTH CAROLINA 28202

           (Address of principal executive offices)       (Zip Code)

       Registrant's telephone number, including area code: (704) 344-8150

           ----------------------------------------------------------

         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

    On April 3, 2000, MJD Ventures, Inc. ("Ventures"), a Delaware corporation and a wholly-owned subsidiary of MJD Communications, Inc., a Delaware corporation (the "Registrant"), acquired all of the outstanding capital stock of TPG Communications, Inc., a Delaware corporation ("TPGC"), pursuant to the terms of a Stock Purchase Agreement, dated as of December 23, 1999, by and among Ventures, TPGC, TPG Partners L.P, a Delaware limited partnership, TPG Parallel I L.P., a Delaware limited partnership, J. Milton Lewis and Robert DiPauli, for an aggregate purchase price of approximately 146.3 million, including costs of acquisition but excluding the repayment by Ventures of approximately
$70.9 million of TPGC's outstanding indebtedness. TPGC serves approximately 52,000 access lines located primarily in the Florida panhandle region.

    The purchase price was funded with borrowings under the Registrant's credit facility.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(A) FINANCIAL STATEMENTS

    Consolidated Financial Statements of TPG Communications, Inc as and for the Years Ended December 31, 1999 and 1998.

(B) PRO FORMA FINANCIAL INFORMATION

    Pro Forma Consolidated Balance Sheet of MJD Communications, Inc. as of December 31, 1999.

    Pro Forma Consolidated Statement of Operations of MJD Communications for the Year Ended December 31, 1999.

(C) EXHIBITS

    2.1 Stock Purchase Agreement, dated as of December 23, 1999, by and among MJD Ventures, Inc., TPG Communications, Inc., TPG Partners, L.P., TPG Parallel I, L.P., J. Milton Lewis and Robert DiPauli.(1)

    2.2 First Amendment to the Stock Purchase Agreement dated March 31, 2000 by and among MJD Ventures, Inc., TPG Communications, Inc., TPG Partners, L.P., TPG Parallel I, L.P., J. Milton Lewis and Robert DiPauli.

------------------------

(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999.

                                   SIGNATURES

    Pursuant to the requirements set forth in the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2000                                   MJD COMMUNICATIONS, INC.

                                                       By:  /s/ WALTER E. LEACH, JR.
                                                            -----------------------------------------
                                                            Name: Walter E. Leach, Jr.
                                                            Title: Senior Vice President,
                                                                 Chief Financial Officer
                                                                 and Secretary

                                 EXHIBIT INDEX

2.1 Stock Purchase Agreement, dated as of December 23, 1999, by and among MJD Ventures, Inc., TPG Communications, Inc., TPG
     Partners, L.P., TPG Parallel I, L.P., J. Milton Lewis and
     Robert DiPauli.(1)

2.2  First Amendment to the Stock Purchase Agreement dated March
     31, 2000 by and among MJD Ventures, Inc., TPG
     Communications, Inc., TPG Partners, L.P., TPG Parallel I,
     L.P.,
     J. Milton Lewis and Robert DiPauli.

------------------------

(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999.

                            TPG COMMUNICATIONS, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                            TPG COMMUNICATIONS, INC.
                           DECEMBER 31, 1999 AND 1998

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................       1

Consolidated Balance Sheets.................................     2-3

Consolidated Statements of Operations and Retained
  Earnings..................................................       4

Consolidated Statements of Cash Flows.......................       5

Notes to Consolidated Financial Statements..................    6-18

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TPG Communications, Inc.:

    We have audited the accompanying consolidated balance sheets of TPG Communications, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and retained earnings, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TPG Communications, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Jacksonville, Florida
February 11, 2000

                            TPG COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                                  1999           1998
                                                              ------------   ------------
                                         ASSETS
Current assets:
Cash and cash equivalents...................................  $  5,055,607      6,585,734
  Accounts receivable, net of allowance for doubtful
    accounts of $318,769 and $140,007 at 1999 and 1998......     7,212,242      6,221,124
  Inventories...............................................     1,084,172      1,059,003
  Prepaid expenses..........................................       232,948        384,927
  Income tax receivable.....................................       311,037             --
  Other current assets......................................       233,070        173,811
                                                              ------------   ------------
    Total current assets....................................    14,129,076     14,424,599
                                                              ------------   ------------

Investments:
  Rural Telephone Bank Class C stock........................     7,904,347      7,904,347
  CoBank B Participation Certificates.......................     1,251,807        813,830
Goodwill, net...............................................    40,011,815     41,230,918
Other assets................................................       401,177        435,279

Property, plant and equipment:
  Land......................................................     1,158,681      1,158,681
  Buildings and improvements................................     4,854,881      4,840,742
  Machinery and equipment...................................    69,783,511     63,323,267
  Vehicles..................................................     1,165,267      1,198,702
  Construction in progress..................................        83,254      1,056,251
                                                              ------------   ------------
                                                                77,045,594     71,577,643
Accumulated depreciation....................................   (15,405,343)   (15,695,834)
                                                              ------------   ------------
    Net property, plant and equipment.......................    61,640,251     55,881,809
                                                              ------------   ------------
    Total assets............................................  $125,338,473    120,690,782
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,295,730      2,414,365
  Interest payable..........................................     1,470,081      1,541,341
  Income taxes payable......................................            --        775,584
  Deferred subsidy revenue..................................     1,263,476         13,589
  Contract payable..........................................     1,293,695             --
  Deferred compensation.....................................       542,026        278,096
  Advalorem taxes...........................................     1,001,302             --
  Other accrued liabilities.................................     1,740,756      1,173,998
  Long-term debt due within one year........................     6,168,796      5,994,884
                                                              ------------   ------------
    Total current liabilities...............................    15,775,862     12,191,857
                                                              ------------   ------------
  Long-term debt due after one year.........................    64,769,111     68,937,619
  Severance benefits........................................       163,912        150,888
  Deferred income taxes payable, net........................     4,712,299      2,944,976
                                                              ------------   ------------
    Total liabilities.......................................    85,421,184     84,225,340
                                                              ------------   ------------

Stockholders' equity:
  Common stock, $0.01 par value; 1,000,000 shares
    authorized, issued and outstanding......................        10,000         10,000
  Additional paid-in capital................................    29,990,000     29,990,000
  Retained earnings.........................................     9,917,289      6,465,442
                                                              ------------   ------------
    Total stockholders' equity..............................    39,917,289     36,465,442
                                                              ------------   ------------
Commitments and contingencies
    Total liabilities and stockholders' equity..............  $125,338,473    120,690,782
                                                              ============   ============

See accompanying notes to consolidated financial statements.

                            TPG COMMUNICATIONS, INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   ----------
Revenues:
  Wireline revenues.........................................  $30,084,461   30,084,168
  Non-wireline revenues.....................................    4,157,871    4,017,294
                                                              -----------   ----------
    Total revenues..........................................   34,242,332   34,101,462
                                                              -----------   ----------

Expenses:
  Wireline operating expenses...............................    8,145,899    7,204,955
  Non-wireline operating expenses...........................    1,277,300      825,941
  Customer service expenses.................................    3,660,845    3,232,677
  General and administrative expenses.......................    4,479,476    4,146,254
                                                              -----------   ----------
    Total expenses..........................................   17,563,520   15,409,827
                                                              -----------   ----------
    Gross profit............................................   16,678,812   18,691,635
Depreciation and amortization...............................    6,594,270    8,994,818
                                                              -----------   ----------
    Operating income........................................   10,084,542    9,696,817
Dividend income.............................................    1,084,822    1,267,059
Interest income.............................................      132,271      271,276
Interest expense............................................   (5,663,320)  (6,216,218)
                                                              -----------   ----------
    Income before income taxes..............................    5,638,315    5,018,934
    Provision for income taxes..............................    2,186,468    1,809,385
                                                              -----------   ----------
    Net income..............................................  $ 3,451,847    3,209,549
Retained earnings, beginning of period......................    6,465,442    3,255,893
                                                              -----------   ----------
Retained earnings, end of period............................  $ 9,917,289    6,465,442
                                                              ===========   ==========

See accompanying notes to consolidated financial statements.

                            TPG COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   ----------
Operating activities:
  Net income................................................  $ 3,451,847    3,209,549
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Depreciation and amortization...........................    6,594,270    8,994,818
    Stock dividends.........................................     (437,977)    (463,908)
    Deferred income taxes...................................    1,767,323      991,744
    Changes in operating assets and liabilities:
      Accounts receivable...................................     (991,118)    (687,443)
      Inventories...........................................      (25,169)    (172,428)
      Prepaid expenses and other current assets.............      151,979     (225,714)
      Other assets..........................................      (59,259)     (19,248)
      Accounts payable......................................     (118,635)     313,602
      Interest payable......................................      (71,260)    (129,217)
      Deferred subsidy revenue..............................    1,249,887       13,589
      Contract payable......................................    1,293,695           --
      Deferred compensation.................................      263,930      191,665
      Other accrued liabilities and advalorem and income
        taxes...............................................      494,463      283,178
                                                              -----------   ----------
        Net cash provided by operating activities...........   13,563,976   12,300,187
                                                              -----------   ----------

Investing activities:
  Purchases of property, plant and equipment................  (11,150,466)  (5,963,751)
  Proceeds from sale of property, plant and equipment.......       50,959       38,643
                                                              -----------   ----------
        Net cash used in investing activities...............  (11,099,507)  (5,925,108)
                                                              -----------   ----------

Financing activities:
  Proceeds from additional borrowings.......................    2,000,000           --
  Principal payments on long-term debt......................   (5,994,596)  (5,994,597)
                                                              -----------   ----------
        Net cash used in financing activities...............   (3,994,596)  (5,994,597)
                                                              -----------   ----------
        Net (decrease) increase in cash and cash
          equivalents.......................................   (1,530,127)     380,482
Cash and cash equivalents at beginning of period............    6,585,734    6,205,252
                                                              -----------   ----------
Cash and cash equivalents at end of period..................  $ 5,055,607    6,585,734
                                                              ===========   ==========
Supplemental cash flow information:
  Cash paid for interest....................................  $ 5,734,580    6,345,435
                                                              ===========   ==========
  Cash paid for income taxes................................  $ 1,514,773           --
                                                              ===========   ==========

See accompanying notes to consolidated financial statements.

                            TPG COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

(1) OWNERSHIP

    TPG Communications, Inc. (herein referred to as "TPGC" or the "Company") was incorporated in August 1995 under the laws of the State of Delaware. TPCG owns directly or indirectly all of the common stock of St. Joe Communications, Inc., GTC, Inc., and TPGC Finance Corporation.

(2) OPERATIONS

    TPG Communications, Inc., provides telephone service, telephone equipment sales, maintenance and rentals and also has certain interexchange long-distance activities. Local telephone service has historically been provided to customers located in northwest Florida, southern Georgia and Alabama through the following subsidiaries: St. Joseph Telephone & Telegraph Company, Gulf Telephone Company
(Gulf) and The Florala Telephone Company, Inc. (Florala). During 1997, Gulf and Florala were merged into St. Joseph Telephone & Telegraph Company and its name was changed to GTC, Inc. This merger was accounted for at historical cost.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF ACCOUNTING

        The Company's telephone operations are regulated, primarily for rate making purposes, by the Federal Communications Commission (FCC) for interstate jurisdictional operations. The Company's intrastate service operations are regulated by the Alabama, Georgia and Florida Public Service Commissions (FPSC). Accordingly, the Company maintains its accounts in conformity with the Uniform System and Classification of Accounts as prescribed by the FCC and modified by the Commissions.

        The Company is no longer subject to traditional rate of return measurement for intrastate purposes. Basic service and vertical feature rates are currently subject to the FPSC "price cap" plan. Under the FPSC price cap plan the rates for basic services are frozen from the time the company elected price cap (June 1996) until 2001 after which they may be increased by 1% less than the CPI inflation rate. Vertical feature rates were not frozen and may increase by a maximum of 6% per year unless a competitor enters the company's service area at which time these rates may be increased by a maximum of 20% per year. Currently there are no competitors in the company's service area that would allow the company to increase vertical feature rates by the larger amount. Vertical features are not required for provision of basic service and include features such as: call waiting, caller id, and voice messaging.

    (B) BASIS OF CONSOLIDATION

        The consolidated financial statements include the accounts of TPG Communications, Inc., St. Joe Communications, Inc., GTC, Inc. and TPGC Finance, Inc. All intercompany balances and transactions have been eliminated in consolidation.

    (C) CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of cash on hand, bank demand accounts and repurchase agreements having original maturities of less than three months.

                            TPG COMMUNICATIONS, INC.

                           DECEMBER 31, 1999 AND 1998

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (D) INVENTORIES

        Inventories consist of material and supplies used for construction and maintenance of telephone plant and items available for sale in the Company's retail stores. Inventories are stated at the lower of weighted average cost or market.

    (E) GOODWILL

        On April 11, 1996, TPGC acquired St. Joe Communications, Inc. This acquisition was recorded under the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on fair value at the acquisition date.

        Goodwill is amortized on a straight-line basis over 40 years. Accumulated amortization was approximately $4,474,000 and $3,255,000 at December 31, 1999, and 1998, respectively. Amortization expense for the year ended December 31, 1999 and 1998 was approximately $1,219,000 and $1,240,000, respectively.

    (F) PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment is stated at cost. Depreciation is provided on the straight line method, using class or overall group rates. Such rates range from 3% to 20%. The weighted average annual depreciation rate was approximately 7% for 1999 and 11% for 1998. Depreciation expense was $5,341,065 and $7,703,454 for the years ended December 31, 1999 and 1998, respectively. Depreciation for 1998 includes approximately
    $1.9 million for the additional depreciation of switching equipment.

        In general, retirements of telecommunications plant and the cost of removal are charged to accumulated depreciation, which is also credited with the proceeds of sales or salvage value.

    (G) LONG-LIVED ASSETS

        The Company reviews long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the asset.

    (H) INVESTMENTS

        The Company's investment in Rural Telephone Bank Class C stock is stated at the fair value as determined on the date of acquisition of St. Joe Communications, Inc. on April 11, 1996 by TPGC. The stock is backed by the Rural Utilities Service and cannot be sold separate from the Company as a whole. In the event the Rural Telephone Bank ceases to exist, these 8,348 shares would be redeemed at a par value of $1,000 per share. Cash dividends received are presented as dividend income.

                            TPG COMMUNICATIONS, INC.

                           DECEMBER 31, 1999 AND 1998

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (I) REVENUE RECOGNITION

        Wireline revenues are those revenues derived by access to, or use of, the Company's telecommunications network. These include local and long-distance service revenues as well as access revenues received from interexchange carriers for access to the Company's network. Billings for local service revenues are generally rendered monthly in advance and are recognized as revenues when earned. Long-distance service and access revenues are recognized monthly as the related service is provided.

        In providing interexchange carriers access to its network, the Company participates in a nationwide revenue-sharing mechanism (pool). Revenues are based on mutual cost reimbursement and sharing of revenue with the participants of the pool. These are estimated monthly by the pool administrator and are subject to finalization within a 24 month period. Approximate access service revenues were $7,897,977 and $8,685,000 for 1999 and 1998, respectively. The 1999 and 1998 pool revenue includes negative adjustments from prior years of approximately $15,500 and $154,000, respectively. Amounts receivable from the pool were approximately $1,172,000 and $921,000 at December 31, 1999 and 1998, respectively.

        Non-wireline revenues are primarily equipment sales, rental and maintenance and are recognized as revenues at the time of sale or as the related service is provided. Non-wireline revenues also include billing and collecting revenues, the related costs of which are recorded as customer service expenses.

    (J) INCOME TAXES

        The Company follows the asset and liability method of Statement of Financial Accounting Standards, No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    (K) STOCK-BASED COMPENSATION

        The Company applies the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value method defined in SFAS No. 123 has been applied. The Company has elected to apply the provisions of APB Opinion No. 25.

    (L) ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            TPG COMMUNICATIONS, INC.

                           DECEMBER 31, 1999 AND 1998

(4) LONG-TERM DEBT

    Long-term debt as of December 31, consists of the following:

                                                        1999          1998
                                                     -----------   -----------
Note payable--CoBank...............................  $68,937,907    74,932,503
Revolver--CoBank...................................    2,000,000            --
                                                     -----------   -----------
                                                      70,937,907    74,932,503
Less portion due within one year...................    6,168,796     5,994,884
                                                     -----------   -----------
Long-term debt due after one year..................  $64,769,111    68,937,619
                                                     ===========   ===========

------------------------

    Note payable--CoBank includes several fixed and variable rate term notes with interest rates ranging from 7.55% to 8.50% with principal and interest due quarterly through 2011. Substantially all of the assets of the Company have been pledged as security for the mortgage notes. Under the terms of the agreements, there are financial covenants relating to minimum financial and operating ratios.

    The CoBank note prohibits the Company from making any distributions of cash or property to any shareholder, paying dividends on any shares of its capital stock, or redeeming or retiring capital stock until the entire debt amount has been paid or the ratio of consolidated equity to consolidated assets, as defined in the agreement, is greater than 35%.

    Revolver--CoBank represents a note payable under a revolving line of credit for advances up to $5,500,000. The interest rate is determined at the time of each advance and will be either (i) CoBank National Variable Rate, (ii) fixed rate as designated by CoBank, or (iii) the U.S. Treasury Rate for maturities matching the period of the loan. The rate at December 31, 1999 was 8.50%. Payments are due in quarterly installments plus interest through April 15, 2011 at which time all unpaid principal and interest amounts are due. The borrowings are secured by all real and personal property of the Company.

    CoBank distributes dividends in relation to the above outstanding notes. Dividend income includes $625,682 and $662,725 resulting from CoBank cash and stock dividends received for 1999 and 1998, respectively. The carrying value of long-term debt approximates market.

    The aggregate amount of principal payments due in each of the five years subsequent to December 31, 1999 is:

YEAR ENDING
DECEMBER 31                                                     AMOUNT
-----------                                                   -----------
2000........................................................  $ 6,168,796
2001........................................................    6,168,508
2002........................................................    6,168,508
2003........................................................    6,168,508
2004........................................................    6,168,508
Thereafter..................................................   40,095,079
                                                              -----------
                                                              $70,937,907
                                                              ===========

                            TPG COMMUNICATIONS, INC.

                           DECEMBER 31, 1999 AND 1998

(5) PENSION PLANS

    The Company has two defined contribution plans covering substantially all employees. The Company made contributions to the defined contribution plan of $94,688 and $144,425 during the years ended December 31, 1999 and 1998, respectively.

    The Company sponsors two qualified defined benefit pension plans for its hourly and salaried employees. On November 17, 1997, the Board of Directors voted to cease benefit accruals for all employees participating in the hourly pension plan. The effective date of this amendment varied by division and ranged from December 31, 1997 to June 30, 1998. On December 11, 1998 the Board of Directors voted to cease benefit accruals for all employees participating in the salaried pension plan. The effective date of this amendment was December 31, 1998.

    The following tables provide a reconciliation of the changes in the defined benefit pension plans' projected benefit obligations and fair value of assets for the years ended December 31, 1999 and 1998, and a statement of funded status as of December 31, 1999 and 1998:

                                                            1999       1998
                                                          --------   --------
Change in projected benefit obligation:
  Obligation at beginning of year.......................  $565,217    619,985
  Service cost..........................................        --    249,037
  Interest cost.........................................    56,689     39,321
  Actuarial (gain) loss.................................    70,638    (63,091)
  Benefit payments......................................   (59,008)   (37,686)
  Curtailments..........................................        --   (242,349)
                                                          --------   --------
    Obligation at end of year...........................  $633,536    565,217
                                                          ========   ========
Change in plan assets (primarily money market funds):
  Fair value of plan assets at beginning of year........  $644,401    384,010
  Actual return on plan assets..........................    24,051     30,172
  Employer contributions................................    94,688    267,905
  Benefit payments......................................   (59,008)   (37,686)
                                                          --------   --------
    Fair value of plan assets at end of year............  $704,132    644,401
                                                          ========   ========
Funded status:
  Funded status at end of year..........................  $ 70,596     79,184
  Unrecognized prior service cost.......................    51,800     57,572
  Unrecognized loss.....................................   102,263     30,330
                                                          --------   --------
    Prepaid pension cost................................  $224,659    167,086
                                                          ========   ========

    The Company's hourly pension plan was the only pension plan with an accumulated benefit obligation in excess of plan assets at December 31, 1999 and 1998. The actuarially determined deferred costs resulting from this funding shortfall are not significant to the financial statements.

                            TPG COMMUNICATIONS, INC.

                           DECEMBER 31, 1999 AND 1998

(5) PENSION PLANS (CONTINUED)
    The following table provides the components of net periodic pension cost for the defined benefit pension plans for the years ended December 31, 1999 and 1998:

                                                            1999       1998
                                                          --------   --------
Service cost............................................  $     --    249,037
Interest cost...........................................    56,689     39,321
Expected return on plan assets..........................   (40,076)   (40,316)
Amortization of prior service cost......................     5,772      5,772
Amortization of net loss................................    14,730        613
                                                          --------   --------
Net periodic benefit cost...............................    37,115    254,427
Curtailment gain........................................        --   (242,349)
                                                          --------   --------
  Net periodic pension cost after curtailments..........  $ 37,115     12,078
                                                          ========   ========

    The 1998 curtailment gain resulted from the severance of employees under the Company's voluntary and involuntary severance plans.

    The discount rate for the plans were 8.00% and 7.25% for 1999 and 1998, respectively. The expected long-term rate of return on assets was 6% and 8% for 1999 and 1998, respectively. The expected salary increases for the salaried plan at December 1998 were 5%. No salary increases were anticipated in 1999 due to the frozen status of the plan.

(6) INCOME TAXES

    Income tax expense for the years ended December 31, 1999 and 1998 is as follows:

                                             CURRENT     DEFERRED      TOTAL
                                             --------   ----------   ----------
Year ended December 31, 1999:
  U.S. Federal.............................  $359,267   $1,514,848   $1,874,115
  State....................................    59,878      252,475      312,353
                                             --------   ----------   ----------
                                             $419,145   $1,767,323   $2,186,468
                                             ========   ==========   ==========

Year ended December 31, 1998:
  U.S. Federal.............................  $811,874   $  850,067   $1,661,941
  State....................................     5,767      141,677      147,444
                                             --------   ----------   ----------
                                             $817,641   $  991,744   $1,809,385
                                             ========   ==========   ==========

    Income tax expense differed from the amount computed by applying the federal statutory rate of 35% to income before income taxes as a result of the following:

                                                          1999         1998
                                                       ----------   ----------
Income taxes computed at statutory federal rate......  $1,973,410   $1,756,627
State income taxes--net of federal impact............     203,029       95,839
Other................................................      10,029      (43,081)
                                                       ----------   ----------
                                                        2,186,468    1,809,385
                                                       ==========   ==========

                            TPG COMMUNICATIONS, INC.

                           DECEMBER 31, 1999 AND 1998

(6) INCOME TAXES (CONTINUED)
    The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31, 1999 and 1998 are presented below:

                                                          1999         1998
                                                       ----------   ----------
Deferred tax assets:
  Bad debt reserve...................................  $  122,726   $   32,776
  Vacation accrual...................................     124,911       73,444
  Net operating loss carryforwards...................          --      250,241
  Compensation accrual...............................     208,680      107,067
  Alternative minimum tax credit carryforward........     551,583      777,279
                                                       ----------   ----------
      Total gross deferred tax assets................  $1,007,900   $1,240,807

Deferred tax liabilities:
  Excess tax depreciation--property, plant and
    equipment........................................  $2,904,652   $2,105,554
  Excess tax amortization--goodwill..................   2,659,386    1,964,434
  Other..............................................     156,161      115,795
                                                       ----------   ----------
      Total deferred tax liabilities.................   5,720,199    4,185,783
                                                       ----------   ----------
        Net deferred tax liabilities.................  $4,712,299   $2,944,976
                                                       ==========   ==========

    Based on the timing of reversal of future taxable amounts and the Company's history of reporting taxable income, the Company believes that it is more likely than not that the deferred tax assets will be realized, and a valuation allowance is not considered necessary.

(7) LEASES

    The Company has entered into several non-cancelable operating leases as the lessee of vehicles and office equipment expiring through year 2002. Rental expense for these leases was $327,110 in 1999 and $344,344 in 1998.

    Future minimum lease payments as of December 31, 1999 are as follows:

YEAR ENDING
DECEMBER 31                                                    AMOUNT
-----------                                                   --------
2000........................................................   286,010
2001........................................................   204,721
2002........................................................    63,904
                                                              --------
      Total.................................................  $554,635
                                                              ========

    The Company is also the lessor of certain fiber optics transmission assets. This lease, which expires March 2001, is presented as an operating lease in the accompanying financial statements. Annual rentals from this lease are approximately $852,000.

(8) CONTINGENCIES

    Since 1985 GTC, Inc. has received an interlata access subsidy of approximately $100,000 per month as mandated by the Florida Public Service Commission (the FPSC). On July 1, 1997, the access subsidy

                            TPG COMMUNICATIONS, INC.

                           DECEMBER 31, 1999 AND 1998

(8) CONTINGENCIES (CONTINUED)
administrator filed a petition with the FPSC to eliminate the subsidy. On August 28, 1998, the FPSC issued a final order to terminate the subsidy; however, the Company timely filed a motion for reconsideration on September 11, 1998 which continued the subsidy. Effective November 17, 1998, the FPSC granted a motion for stay to the Company requiring the subsidy to be deposited in an escrow account. The Company has appealed this decision to the Florida Supreme Court, and will continue to vigorously contest the elimination of the subsidy. Revenue recognition of this subsidy has been deferred since November 17, 1998. The amount of cash held in escrow and recorded as deferred subsidy revenue totaled $1,263,476 and $13,589 at December 31, 1999 and 1998, respectively.

    Certain age discrimination cases have been filed against St. Joe Communications, Inc. by former employees who were involuntarily terminated in 1997. Management is contesting the cases vigorously and believes that the ultimate disposition of these matters will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

    It is the Company's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. On January 18, 2000 a preliminary site contamination assessment performed on the Company's facility located in Perry, Florida revealed localized chemical contamination of soil and groundwater associated with four underground storage tanks that were removed from the property in 1985. This contamination was reported to the Florida Department of Environmental Protection, and the Company is cooperating with that office by conducting further tests to determine the full extent of contamination as well as exploring whether the Company may be eligible for reimbursement of all or part of any potential costs through the Florida trust fund reimbursement program. There is no on-going pollution at the site, and the cost of clean-up is presently unknown. Based on information presently available, management believes that the ultimate disposition of this matter will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

(9) STOCK BASED COMPENSATION AND SEVERANCE BENEFITS

    The Company adopted a Performance Share Plan in 1996. The plan is administered by a committee who has the exclusive authority to select employees to be granted performance shares, to determine the base value with respect to each performance share and other administrative matters. The maximum number of performance shares awarded shall not exceed an aggregate of 65,000. The bonus payments made for each performance share shall be based on the performance of one share of common stock. Bonus payments generally are to be made based on the net worth of the Company in excess of the preference amount as defined in the plan. Vesting occurs in 1/3 increments over three to five years.

    There are 60,000 performance shares outstanding which were approximately 88% and 70% vested at December 31, 1999 and 1998, respectively. Compensation expense of $263,930 and $191,667 was recognized in 1999 and 1998.

    The Company also has 30,000 stock options outstanding at December 31, 1999 and 1998 which are exercisable until 2006. The options were issued at fair value at the date of grant ($30 per share), accordingly no compensation expense was recorded. No options were issued in 1998 or 1999. Pro forma net income disclosures are not presented as the options were substantially all vested by the end of 1997.

                            TPG COMMUNICATIONS, INC.

                           DECEMBER 31, 1999 AND 1998

(9) STOCK BASED COMPENSATION AND SEVERANCE BENEFITS (CONTINUED)
    Severance benefits relate to a voluntary employee separation plan introduced by the Company in 1996. These benefits will generally be paid in decreasing annual amounts over the next ten years. Total expenses incurred for benefits to be provided under the voluntary employee separation plan were approximately $8,000 in 1999. No such expenses were incurred in 1998.

(10) STOCK PURCHASE AGREEMENT

    On December 23, 1999, the shareholders of the Company entered into a stock purchase agreement with MJD Ventures, Inc. (MJD). The agreement provides that the Company will sell all of its issued and outstanding shares to MJD. The closing of the stock purchase is subject to certain customary closing conditions, including regulatory approval, but is expected to occur during 2000.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

                                  (UNAUDITED)

    The following unaudited pro forma condensed consolidated financial statements give effect to significant subsequent events occurring after December 31, 1999. Those subsequent events include financing activities undertaken in January and February 2000 and the acquisition of TPG Communications, Inc. ("TPG") by MJD Communications, Inc. The subsequent events which occurred in January and February 2000, included authorizing additional classes of capital stock, issuing and reacquiring capital stock for net cash proceeds of $159,417,000, borrowing additional debt of $5,400,000, repaying debt and accrued interest payable in the amount of $102,540,077, being released from put obligations on its common stock, and recognizing compensation expense in the amount of $28,249,011 for stock-based compensation to employees. (Hereafter, these subsequent events are collectively referred to as the "Financing Activities."). The accompanying unaudited pro forma condensed consolidated financial statements also give effect to the acquisition of TPG, which occurred on April 3, 2000, using the purchase method of accounting. The purchase price for the acquisition of TPG was $146.3 million in cash, including direct costs of acquisition. Cash proceeds from the Financing Activities and additional borrowings under the Company's credit facilities were used to consummate the acquisition of TPG.

    The unaudited pro forma condensed consolidated balance sheet gives effect to the Financing Activities and the acquisition of TPG as if the transactions had occurred on December 31, 1999. The unaudited pro forma condensed consolidated statement of operations gives effect to the Financing Activities and to TPG's results of operations for the (preacquisition) year ending December 31, 1999, as if the transactions had occurred as of January 1, 1999.

    The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of MJD Communications, Inc. and subsidiaries, and TPG, and should be read in conjunction with those consolidated financial statements and notes thereto appearing in the Company's 1999 Form 10-K and elsewhere in this document. The unaudited condensed consolidated financial statements do not necessarily indicate the results that would have actually occurred if the acquisition had been in effect on the date indicated or that may occur in the future.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1999

                       (UNAUDITED--AMOUNTS IN THOUSANDS)

                                           FOR FINANCING ACTIVITIES                               FOR ACQUISITION
                               -------------------------------------------------   ---------------------------------------------
                                                                      PRO FORMA
                                  MJD        PRO FORMA      NOTE       BEFORE                  PRO FORMA      NOTE     PRO FORMA
                               HISTORICAL   ADJUSTMENTS     REF.     ACQUISITION     TPG      ADJUSTMENTS     REF.        MJD
                               ----------   -----------   --------   -----------   --------   -----------   --------   ---------
ASSETS
Current assets:
Cash and cash equivalents....   $  9,923       159,417       (1)        72,200        5,056      (48,145)      (7)       29,111
                                               (97,140)      (5)
Accounts receivable, net.....     25,658            --                  25,658        7,212           --                 32,870
Other current assets.........     12,819            --                  12,819        1,860           --                 14,679
                                --------      --------                 -------     --------     --------                -------
      Total current assets...     48,400        62,277                 110,677       14,128      (48,145)                76,660
                                --------      --------                 -------     --------     --------                -------
Property, plant, and
  equipment, net.............    178,296            --                 178,296       61,640           --                239,936
                                --------      --------                 -------     --------     --------                -------
Other assets:
  Investments................     36,246            --                  36,246        9,156           --                 45,402
  Goodwill, net..............    229,389            --                 229,389       40,012      106,430       (7)      375,831
  Other assets...............     23,924            --                  23,924          402           --                 24,326
                                --------      --------                 -------     --------     --------                -------
      Total other assets.....    289,559            --                 289,559       49,570      106,430                445,559
                                --------      --------                 -------     --------     --------                -------
      Total assets...........   $516,255        62,277                 578,532      125,338       58,285                762,155
                                ========      ========                 =======     ========     ========                =======

See accompanying notes to pro forma condensed consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1999

                       (UNAUDITED--AMOUNTS IN THOUSANDS)

                                           FOR FINANCING ACTIVITIES                               FOR ACQUISITION
                               -------------------------------------------------   ----------------------------------------------
                                                                      PRO FORMA
                                  MJD        PRO FORMA      NOTE       BEFORE                  PRO FORMA      NOTE     PRO FORMA
                               HISTORICAL   ADJUSTMENTS     REF.     ACQUISITION     TPG      ADJUSTMENTS     REF.        MJD
                               ----------   -----------   --------   -----------   --------   -----------   --------   ----------
LIABILITIES AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable...........   $ 12,778           --                   12,778        2,296          --                  15,074
  Current portion of
    long-term debt and demand
    notes payable............      4,618           --                    4,618        6,169      (6,169)       (7)        4,618
  Accrued interest payable...      4,396         (196)       (5)         4,200        1,470      (1,470)       (7)        4,200
  Other......................     12,728           --                   12,728        5,841          --                  18,569
                                --------     --------                  -------     --------    --------                 -------
      Total current
        liabilities..........     34,520         (196)                  34,324       15,776      (7,639)                 42,461
                                --------     --------                  -------     --------    --------                 -------
Long-term liabilities:
  Long-term debt, net of
    current portion..........    458,529      (96,944)       (5)       361,585       64,769     170,556        (7)      532,195
                                                                                                (64,715)       (7)
  Deferred income taxes......     25,039           --                   25,039        4,712          --                  29,751
  Other......................      6,305        8,445        (1)        14,750          164          --                  14,914
                                --------     --------                  -------     --------    --------                 -------
      Total long-term
        liabilities..........    489,873      (88,499)                 401,374       69,645     105,841                 576,860
                                --------     --------                  -------     --------    --------                 -------
Minority interest............        443           --                      443           --          --                     443
                                --------     --------                  -------     --------    --------                 -------
Common stock subject to put
  option.....................      3,000       (3,000)       (3)            --           --          --                      --
Stockholders' equity
  (deficit):
  Preferred stock
    Series D, nonvoting,
      convertible............         --           47        (1)           215           --          --                     215
                                                  168        (2)
  Common stock
    Class A voting...........        345            4        (1)           115           10         (10)       (7)          115
                                                 (251)       (2)
                                                   17        (3)
    Class B nonvoting,
      convertible............         --           42        (1)           125           --          --                     125
                                                   83        (2)
    Class C nonvoting,
      convertible............         --           42        (1)            42           --          --                      42
Additional paid-in capital...     48,793      150,837        (1)       230,862       29,990     (29,990)       (7)      230,862
                                                2,983        (3)
                                               28,249        (4)
Accumulated other
  comprehensive income.......      4,187           --                    4,187           --          --                   4,187
Unearned compensation........         --      (15,926)       (4)       (15,926)          --          --                 (15,926)
Retained earnings
  (accumulated deficit)......    (64,906)     (12,323)       (4)       (77,229)       9,917      (9,917)       (7)      (77,229)
                                --------     --------                  -------     --------    --------                 -------
      Total stockholders'
        equity (deficit).....    (11,581)     153,972                  142,391       39,917     (39,917)                142,391
                                --------     --------                  -------     --------    --------                 -------
      Total liabilities and
        stockholders'
        equity...............   $516,255       62,277                  578,532      125,338      58,285                 762,155
                                ========     ========                  =======     ========    ========                 =======

See accompanying notes to pro forma condensed consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                       (UNAUDITED--AMOUNTS IN THOUSANDS)

                                            FOR FINANCING ACTIVITIES                               FOR ACQUISITION
                                -------------------------------------------------   ---------------------------------------------
                                                                       PRO FORMA                PRO FORMA
                                   MJD        PRO FORMA      NOTE       BEFORE                   BEFORE        NOTE     PRO FORMA
                                HISTORICAL   ADJUSTMENTS     REF.     ACQUISITION     TPG      ACQUISITION     REF.        MJD
                                ----------   -----------   --------   -----------   --------   -----------   --------   ---------
Operating revenues............   $147,539            --                 147,539      34,242           --                 181,781
Operating expenses:
  Plant operations............     21,088            --                  21,088       9,423           --                  30,511
  Corporate and customer
    service...................     54,901            --                  54,901       3,661           --                  58,562
  Depreciation and
    amortization..............     31,632            --                  31,632       6,594        2,447         (8)      40,673
  Cost of services resold.....     19,190            --                  19,190          --           --                  19,190
  Other general and
    administrative............      9,028        16,570       (4)        25,598       4,479           --                  30,077
                                 --------      --------                 -------      ------      -------                 -------
      Total operating
        expenses..............    135,839        16,570                 152,409      24,157        2,447                 179,013
                                 --------      --------                 -------      ------      -------                 -------
      Operating income
        (loss)................     11,700       (16,570)                 (4,870)     10,085       (2,447)                  2,768
                                 --------      --------                 -------      ------      -------                 -------
Other income (expense):
  Interest expense............    (51,185)        1,400       (5)       (49,785)     (5,663)      (9,154)        (9)     (64,602)
  Other, net..................      4,930            --                   4,930       1,216           --                   6,146
                                 --------      --------                 -------      ------      -------                 -------
      Total other income
        (expense).............    (46,255)        1,400                 (44,855)     (4,447)      (9,154)                (58,456)
                                 --------      --------                 -------      ------      -------                 -------
      Earnings (loss) before
        income taxes and
        minority interests....    (34,555)      (15,170)                (49,725)      5,638      (11,601)                (55,688)
Income tax expense
  (benefit)...................     (5,615)       (6,068)      (6)       (11,683)      2,186       (3,662)       (10)     (13,159)
Minority interests in income
  of subsidiaries.............       (100)           --                    (100)         --           --                    (100)
                                 --------      --------                 -------      ------      -------                 -------
Income (loss) from continuing
  operations..................   $(29,040)       (9,102)                (38,142)      3,452       (7,939)                (42,629)
                                 ========      ========                 =======      ======      =======                 =======

See accompanying notes to pro forma condensed consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                       (UNAUDITED--AMOUNTS IN THOUSANDS)

FINANCING ACTIVITIES

    The pro forma adjustments that give effect to the Financing Activities are as follows:

(1) ISSUANCE OF CAPITAL STOCK

    In January 2000, the Company realized net cash proceeds of $159,417,000 from the issuance of capital stock. Capital stock issued by the Company included 307,200 shares of Class A common stock issued under stock options and warrants for net cash proceeds of $135,000. The Company issued 4,673,920 shares of convertible Series D preferred, 100,160 shares of Class A common stock, 4,243,728 shares of convertible Class B common stock, and 4,269,440 shares of convertible Class C common stock for net cash proceeds of $159,282,000. Offering expenses associated with the issuance of the capital stock were $23,445,100, which includes a liability of $8,445,000 for transaction fees due to an existing shareholder which is not payable until the shareholder liquidates all of their holdings in the Company.

    An entry has been made in the accompanying unaudited pro forma condensed consolidated balance sheet to record the issuance of capital stock, which is summarized as follows. Dollar amounts are presented in thousands.

                                                              DOLLARS
                                                              --------
Cash proceeds, net of expenses..............................  $159,417
Liability to shareholder for transaction fee................     8,445
                                                              --------
      Net additional capital from issuance of capital
        stock...............................................  $150,972
                                                              ========

                                                          SHARES
                                                         ---------
Capital stock issued:
  Series D preferred...................................  4,673,920   $     47
  Class A common.......................................    407,360          4
  Class B common.......................................  4,243,728         42
  Class C common.......................................  4,269,440         42
  Additional paid-in capital...........................               150,837
                                                                     --------
      Net additional capital...........................              $150,972
                                                                     ========

(2) EXCHANGE OF CAPITAL STOCK

    In January 2000, the Company issued 16,787,800 shares of Series D preferred stock and 8,300,000 shares of convertible Class B common stock in exchange for 25,087,800 shares of Class A common stock. The Class A common stock was retired upon reacquisition. A pro forma entry has been made in the accompanying unaudited pro forma condensed consolidated balance sheet to record the exchange of capital stock, which is summarized as follows. Dollar amounts are presented in thousands.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

                                                            SHARES      DOLLARS
                                                          -----------   --------
Capital stock accounts:
  Series D preferred....................................   16,787,800    $ 168
  Class A common........................................  (25,087,800)    (251)
  Class B common........................................    8,300,000       83
                                                                         =====

(3) CANCELLATION OF PUT OBLIGATION

    The Company was released from put obligations associated with shareholder loan agreements secured by 1,752,000 shares of the Company's Class A common shares. As a result, a pro forma entry has been made to the accompanying unaudited pro forma condensed consolidated balance sheet to reclassify $3,000,000 from temporary equity to permanent capital.

(4) COMPENSATION EXPENSE

    In January 2000, the Company recognized aggregate compensation expense of $12,323,293 related to transactions involving employee stock options. Those transactions included the modification of options to purchase 40,600 shares of Class A common stock ($463,002), the settlement of options to purchase 260,340 shares of Class A common stock for cash ($3,349,665), and settlement of compensatory cash payment obligations with employee-shareholders ($8,510,626). In addition, the Company's board of directors approved the issuance of compensatory stock options ($15,925,718) and cash bonus commitments ($5,308,573) to participants in a subsidiary's stock option plan in exchange for the cancellation of all existing stock options issued by the subsidiary. The compensatory options and cash bonuses will be recognized in expense over the five-year vesting period. The transaction is pending approval by the participants in the subsidiary's stock option plan.

    A pro forma entry has been made to the accompanying unaudited pro forma condensed consolidated balance sheet to give effect to these compensation events, which is summarized as follows. Amounts are presented in thousands.


Compensation expense:
  Modification of stock options.............................  $   462
  Settlement of stock options for cash......................    3,350
  Employee shareholder cash payment obligations.............    8,511
                                                              -------
      Net expense charged to retained earnings..............   12,323
Unearned compensation.......................................   15,926
                                                              -------
      Additional paid-in capital............................  $28,249
                                                              =======

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

    An entry has also been made to the accompanying unaudited pro forma condensed consolidated statement of operations to record the effects of the compensation charges in 1999. The compensation charge consists of the following components:


Modification of stock options...............................  $   462
Settlement of stock options for cash........................    3,350
Employee shareholder cash payment obligations...............    8,511
Amortization of unearned compensation.......................    3,185
Accrual of bonus commitment.................................    1,062
                                                              -------
      Net expense...........................................  $16,570
                                                              =======

(5) LONG-TERM DEBT

    In January 2000, the Company borrowed an additional $5,400,000 under its subsidiary's senior secured revolving credit facility at 10.75%. On January 20, 2000, the Company repaid borrowings of $75,196,802 under it's senior secured revolving credit facility and $27,146,966 under its subsidiary's senior secured revolving credit facility at 10.00%, including accrued interest expense of $196,309.

    A pro forma entry has been made to the accompanying unaudited pro forma condensed consolidated balance sheet to give effect to the net repayment of these liabilities ($96,943,768) and accrued interest ($196,309) from the proceeds from the issuance of the Company's capital stock.

    An entry has also been made to the accompanying unaudited pro forma condensed consolidated statement of operations to reduce interest expense ($1,400,000) for borrowings repaid in connection with the Financing Activities.

(6) INCOME TAXES

    An entry has been made to the accompanying unaudited pro forma condensed consolidated statement of operations to give effect to the income tax benefit ($6.1 million) of deductible compensation and interest expenses at an assumed statutory rate of 40.0%.

ACQUISITION OF TPG COMMUNICATIONS, INC.

    On December 23, 1999, the Company entered into a definitive agreement to acquire all of the common stock of TPG Communications, Inc. ("TPG"). The closing of the acquisition occurred on April 3, 2000. The acquisition of TPG will be accounted for using the purchase method of accounting. Cash proceeds from the Financing Activities and additional borrowings under the Company's credit facilities were used to consummate the acquisition of TPG.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

    The pro forma adjustments that give effect to the acquisition of TPG are as follows.

(7) PURCHASE OF TPG

    The total purchase price for the acquisition of TPG was cash of $146,347,211, including estimated direct costs of acquisition of $1,005,0000. A summary of the purchase price for the acquisition of TPG is as follows. Amounts are presented in thousands:

Purchase price payable to TPG shareholders................            145,342
Direct costs of acquisition...............................              1,005
                                                                      -------
      Total purchase price................................            146,347
Debt issued in acquisition................................  170,556
Debt retired in acquisition, including accrued interest...  (72,354)   98,202
                                                            -------   -------
      Net decrease to cash................................             48,145
                                                                      =======

    The acquisition, including the repayment of TPG's long-term debt, has been financed through additional borrowings of $170,556,718 under the Company's existing debt facilities (interest rate of 8.69%) and from proceeds from the Financing Activities. The purchase price has been allocated to the assets and liabilities of TPG, as summarized in the following table. Amounts are presented in thousands.

Current assets..............................................   14,128
Long-term assets............................................   71,198
Goodwill....................................................  146,442
Current liabilities.........................................  (15,776)
Noncurrent liabilities......................................  (69,645)
                                                              -------
      Total purchase price..................................  146,347
                                                              =======

    Goodwill of $146.4 million on the acquisition of TPG will be amortized over an estimated useful life of 40 years. The Company believes that there are no other identifiable intangible assets associated with the acquisition.

    An entry has been made to the accompanying unaudited pro forma condensed consolidated balance sheet to record the elimination of TPG's equity accounts ($39.9 million), allocate excess purchase price to goodwill on the acquisition of TPG ($146.4 million), eliminate pre-existing goodwill recorded by TPG ($40.0 million), record new borrowings under long-term debt facilities
($170.6 million), repayments of TPG long-term debt ($70.9 million) and accrued interest payable ($1.5 million), and a net reduction in cash ($48.1 million).

(8) AMORTIZATION EXPENSE

    An entry has been made to the accompanying unaudited pro forma condensed consolidated statement of operations to eliminate amortization expense for preacquisition goodwill recognized by TPG and to

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

amortize goodwill arising from the Company's acquisition of TPG. The entry consists of the following components. Amounts are presented in thousands.

Amortization expense-
  Goodwill from acquisition of TPG..........................  $ 3,660
  TPG's pre-existing goodwill...............................   (1,213)
                                                              -------
      Net adjustment required...............................  $ 2,447
                                                              =======

(9) INTEREST EXPENSE

    An entry has been made to the accompanying unaudited pro forma condensed consolidated statement of operations to eliminate interest expense on TPG's preacquisition long-term debt and to record interest expense on the debt issued by the Company in connection with the acquisition. The entry consists of the following components. Amounts are presented in thousands.

Interest expense for:
Borrowings of $170,556 made by the Company in connection
  with the acquisition of TPG...............................  $14,818
Borrowings of $70,938 by TPG, retired upon acquisition......   (5,664)
                                                              -------
      Net adjustment required...............................  $ 9,154
                                                              =======

(10) INCOME TAXES

    An entry has been made to the accompanying unaudited pro forma condensed consolidated statement of operations to give effect to the income tax effect ($3.7 million) of deductible interest expense incurred in connection with the acquisition of TPG at an assumed statutory rate of 40.0%.